                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  May 24, 1996

                                      among

                                 NORSTAN, INC.,

                            CONNECT COMPUTER COMPANY

                                       and

                        CCC ACQUISITION SUBSIDIARY, INC.

                                TABLE OF CONTENTS


ARTICLE I - THE MERGER AND RELATED MATTERS . . . . . . . . . . . . . . . . . . 1
     1.01  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.02  Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . 2
     1.03  Conversion of Common Shares . . . . . . . . . . . . . . . . . . . . 2
     1.04  Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.05  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.06  Payment of Cash and Exchange of Company Common Shares . . . . . . . 3
     1.07  The Earn-Out Component. . . . . . . . . . . . . . . . . . . . . . . 5
     1.08  The Escrow Account. . . . . . . . . . . . . . . . . . . . . . . . . 9
     1.09  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . .10
     2.01  Incorporation and Corporate Power . . . . . . . . . . . . . . . . .10
     2.02  Execution, Delivery; Valid and Binding Agreements . . . . . . . . .11
     2.03  No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     2.04  Governmental Authorities; Consents. . . . . . . . . . . . . . . . .11
     2.05  Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     2.06  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     2.07  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .12
     2.08  Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . .12
     2.09  No Material Adverse Changes . . . . . . . . . . . . . . . . . . . .13
     2.10  Absence of Certain Developments . . . . . . . . . . . . . . . . . .13
     2.11  Title to Properties . . . . . . . . . . . . . . . . . . . . . . . .14
     2.12  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . .16
     2.13  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     2.14  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     2.15  Contracts and Commitments . . . . . . . . . . . . . . . . . . . . .19
     2.16  Intellectual Property Rights. . . . . . . . . . . . . . . . . . . .20
     2.17  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     2.18  Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     2.19  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     2.20  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . .21
     2.21  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     2.22  Affiliate Transactions. . . . . . . . . . . . . . . . . . . . . . .23
     2.23  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . .24
     2.24  Officers and Directors; Bank Accounts . . . . . . . . . . . . . . .24
     2.25  Compliance with Laws; Permits . . . . . . . . . . . . . . . . . . .24
     2.26  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .25
     2.27  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     2.28  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .27

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY. .28
     3.01  Incorporation and Corporate Power . . . . . . . . . . . . . . . . .28
     3.02  Execution, Delivery; Valid and Binding Agreement. . . . . . . . . .28
     3.03  No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     3.04  Governmental Authorities; Consents. . . . . . . . . . . . . . . . .28
     3.05  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     3.06  Validity of Buyer's Common Shares . . . . . . . . . . . . . . . . .29

ARTICLE IV - COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . .29
     4.01  Conduct of the Business . . . . . . . . . . . . . . . . . . . . . .29
     4.02  Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     4.03  Regulatory Filings. . . . . . . . . . . . . . . . . . . . . . . . .31
     4.04  Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     4.05  No Negotiations, etc. . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE V - COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . .32
     5.01  Regulatory Filings. . . . . . . . . . . . . . . . . . . . . . . . .32
     5.02  Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     5.03  Release of Guarantees . . . . . . . . . . . . . . . . . . . . . . .32
     5.04  Director and Officer Indemnification. . . . . . . . . . . . . . . .32

ARTICLE VI - CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . .33
     6.01  Conditions to Buyer's Obligations . . . . . . . . . . . . . . . . .33
     6.02  Conditions to the Company's Obligations . . . . . . . . . . . . . .37

ARTICLE VII - TERMINATION AND REMEDIES . . . . . . . . . . . . . . . . . . . .38
     7.01  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     7.02  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .39
     7.03  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     7.04  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     7.05  Litigation Expense. . . . . . . . . . . . . . . . . . . . . . . . .39

ARTICLE VIII - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . .40
     8.01  Non-Competition and Employment Agreements . . . . . . . . . . . . .40
     8.02  Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . . .40
     8.03  Securities and Blue Sky Laws. . . . . . . . . . . . . . . . . . . .40
     8.04  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .40

ARTICLE IX - SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . .40
     9.01  Survival of Representations and Warranties. . . . . . . . . . . . .40
     9.02  Indemnification of Buyer. . . . . . . . . . . . . . . . . . . . . .41
     9.03  Procedure for Indemnification of Buyer. . . . . . . . . . . . . . .41
     9.04  Limit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     9.05  Indemnification of the Company. . . . . . . . . . . . . . . . . . .43
     9.06  Procedure for Indemnification of the Company. . . . . . . . . . . .43
     9.07  Indemnification Threshold . . . . . . . . . . . . . . . . . . . . .43

ARTICLE X - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . .44
     10.01 Press Releases and Announcements. . . . . . . . . . . . . . . . . .44
     10.02 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     10.03 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .44
     10.04 Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . . .44
     10.05 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     10.06 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     10.07 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     10.08 Complete Agreement. . . . . . . . . . . . . . . . . . . . . . . . .46
     10.09 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     10.10 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .46

Exhibit A Subscription Agreement and Letter of Investment Intent . . . . . . .
Exhibit B Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .
Exhibit C Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . .
Exhibit D Opinion of Company Counsel . . . . . . . . . . . . . . . . . . . . .
Exhibit E Form of Shareholder Indemnification Agreement  . . . . . . . . . . .
Exhibit F Form of Kieffer Indemnification Agreement  . . . . . . . . . . . . .
Exhibit G Opinion of Counsel of Buyer. . . . . . . . . . . . . . . . . . . . .
Exhibit H Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . .
Exhibit I Form of Employment Agreement . . . . . . . . . . . . . . . . . . . .

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of May 24, 1996 among CONNECT COMPUTER COMPANY, a Minnesota corporation (the "Company"), NORSTAN, INC., a Minnesota corporation ("Buyer") and CCC ACQUISITION SUBSIDIARY, INC., a Minnesota corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary").

     A. The respective Boards of Directors of Buyer, the Company and Merger Subsidiary have approved the acquisition of the Company pursuant to the terms of this Agreement.

     B. The respective Boards of Directors of Merger Subsidiary and the Company have each duly approved the merger of Merger Subsidiary and the Company (the "Merger") in accordance with the Minnesota Business Corporation Act, upon the terms and subject to the conditions set forth below.

     C. The Board of Directors of the Company has determined to recommend to the shareholders of the Company that it is advisable and in the best interests of the Company and its shareholders to approve the Merger.

     D. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

     Accordingly, and in consideration of the representations, warranties, agreements and conditions herein contained, the parties hereto agree as follows:

     1.01 THE MERGER.

          (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease (except as may be continued by operation of law) and the Company shall continue as the surviving corporation (the "Surviving Corporation").

          (b) (i) From and after the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time; (ii) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time; (iii) the directors and officers of Merger Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office); and (iv) the name of the Surviving Corporation shall be the name of the Company immediately prior to the Effective Time.

     1.02 EFFECTIVE TIME OF THE MERGER. As soon as practicable after each of the conditions set forth in Article 6 hereof (other than the condition that articles of merger be filed and become effective) have been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, articles of merger with the Secretary of State of the State of Minnesota which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of Minnesota law. The Merger shall become effective at the time the articles of merger for such merger are filed with the Secretary of State of Minnesota (the "Effective Time").

     1.03 CONVERSION OF COMMON SHARES.

          (a) At the Effective Time, each share of common stock of the Company, par value $0.01 per share (a "Company Common Share"), issued and outstanding immediately prior thereto (except for Dissenting Shares as defined in Section 1.04 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive each of (i) an amount equal to $8,177,885 multiplied by the quotient of (X) 1 and (Y) the total number of Company Common Shares outstanding at the Effective Time, in cash and without interest (the "Cash Component"), (ii) a portion of a share of common stock of Buyer, par value $0.10 per share ( a "Buyer Common Share"), equal to the quotient derived by dividing $2,000,000 by the product of (X) the average closing price for Buyer Common Shares on the NASDAQ National Market during the twenty trading days ending on the earlier of the date of the parties' mutual public announcement of the transaction in accordance with Section 10 hereof or the Closing Date (the "Average Price"), and (Y) the total number of Company Common Shares outstanding at the Effective Time (the "Stock Component") and (iii) an amount equal to any Earn Out Consideration (as defined below) that may become owing pursuant to Section 1.07 hereof, multiplied by the quotient of (X) 1 and (Y) the total number of Company Common Shares outstanding at the Effective Time (the "Earn Out Component"). The sum of each of the Cash Component, the Stock Component and the Earn Out Component is referred to herein as the "Merger Consideration."

          (b) At and as of the Effective Time, each share of common stock of Merger Subsidiary shall be converted into one share of Company common stock. The holders of certificates representing Company Common Shares at the Effective Time (collectively, the "Shareholders") shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to Minnesota law. Except as provided above, until certificates representing Company Common Shares are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, as provided above and the right to receive the cash value of any fraction of a Buyer Common Share as provided below.

          (c) Prior to the Effective Time, the Board of Directors of Buyer shall reserve for issuance a sufficient number of Buyer Common Shares representing the aggregate Stock Component for the purpose of issuing its shares to the Shareholders in accordance herewith.

          (d) If, between the date of this Agreement and the Effective Time, the outstanding Buyer Common Shares or Company Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or stock dividend, each of the components of the Merger Consideration shall be appropriately adjusted.

     1.04 DISSENTING SHARES. Any Company Common Shares held by a holder who dissents from the Merger and becomes entitled to obtain payment for the value of such Company Common Shares pursuant to the applicable provisions of Minnesota law shall be herein called "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into a right to receive the Merger Consideration; PROVIDED, HOWEVER, that Company Common Shares held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of Minnesota law, or otherwise fails to establish the right of such Shareholder to be paid the value of such Shareholder's shares under Minnesota law shall be deemed to be converted into the right to receive the Merger Consideration pursuant to the terms and conditions referred to above.

     1.05 STOCK OPTIONS. At the Effective Time, the Company shall cancel and settle, by cash payment to the holders thereof, all outstanding options with respect to Company Common Shares whether or not exercisable at the Effective Time. All outstanding options granted under each of the Company's 1988 Incentive Stock Option Plan and 1994 Stock Option Plan shall be cancelled by the payment of an amount by the Company with respect to each share subject to an option thereunder equal to $4.52 less the exercise price of such option. To ensure that the Company will obtain a tax deduction for the compensation element of the stock options, the Company shall deduct and withhold taxes as provided by Section 3402 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.06 PAYMENT OF CASH AND EXCHANGE OF COMPANY COMMON SHARES.

          (a) After the Effective Time, each Shareholder shall be entitled, upon surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates"), along with a fully executed Subscription Agreement and Letter of Investment Intent, in the form of Exhibit A attached hereto, to receive the Merger Consideration from Buyer (subject to the escrow provisions of Section 1.08 hereof) through such reasonable procedures as Buyer may adopt.

          (b) Promptly after the Effective Time, each Shareholder shall surrender to Buyer each Certificate which immediately prior to the Effective Time represented outstanding Company Common Shares together with a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificate to Buyer, and shall also authorize Buyer to deliver that number of Buyer Common Shares to which the holder thereof would otherwise be entitled pursuant to Section 1.03 for deposit into the Escrow Account (as defined in Section 1.08 hereof), as partial security for the performance of such holder's indemnification obligations hereunder, all in such form and with such other provisions as Buyer may reasonably specify) duly completed and validly executed in accordance with the instructions thereto. Upon surrender of the Certificate for cancellation to Buyer, together with the letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certified or official bank check representing the aggregate amount of the Cash Component owing to such Shareholder and (ii) a certificate to be deposited with the Escrow Agent, representing that number of whole Buyer Common Shares into which the Company Common Shares previously represented by the Certificate so surrendered shall have been converted by the Merger, and the Certificate so surrendered shall be canceled. No interest shall accrue or be payable with respect to any amounts which any person shall be so entitled to receive.

          (c) All Buyer Common Shares and the aggregate amount of the Cash Component and any amount of cash payable for any fractional share issued and paid upon the surrender for exchange of Company Common Shares in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares (other than with respect to such holder's right to receive the Earn Out Component of the Merger Consideration, if any).

          (d) No certificates or scrip representing fractional Buyer Common Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Buyer shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Buyer. In lieu of any fractional share, Buyer shall pay to each holder of Company Common Shares who otherwise would be entitled to receive a fractional Buyer Common Share an amount of cash (without interest) determined by multiplying (a) the Average Price by (b) the fractional share interest to which such holder would otherwise be entitled.

          (e) In the event any Certificates shall have been lost, stolen or destroyed, Buyer shall deliver in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, both the Cash Component owing to such holder and Buyer Common Shares and cash for fractional shares, if any, as may be required pursuant hereto; provided, however that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Buyer, Merger Subsidiary, the Company, or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (f) From and after the Effective Time, each holder of a stock option may surrender such stock option to the Company to effect the payment of such stock option pursuant to this Agreement. After surrender to the Company of such stock option, Buyer shall distribute to the person in whose name such stock option shall have been registered a check representing $4.52 per Company Common Share subject to the option, less any payment required upon exercise of the stock option. Until surrender or written cancellation of a stock option, no consideration shall be paid with respect thereto. Buyer shall cause to be distributed to such holders appropriate materials to facilitate such surrender and will process such materials promptly after receipt thereof.

          (g) If payment of cash is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment shall pay to Buyer any transfer and other taxes required by reason of such payment in any name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Buyer that such tax either has been paid or is not payable.

          (h) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for Merger Consideration as provided in Section 1.03.

     1.07 THE EARN-OUT COMPONENT

          (a) The Shareholders shall be entitled to the payment of the Earn-Out Component of the Merger Consideration pursuant to Section 1.07(b) hereof, pro rata based upon their ownership of Company Common Shares at the Effective Time, in an amount not to exceed $4,000,000 in the aggregate, (the "Earn Out Consideration"), if, and to the extent: (i) from May 1, 1996 through, April 30, 1997, the Company's Net Operating Profit (as defined below) exceeds $1,812,000; and/or (ii) for the twelve month period ended April 30, 1998, the Company's Net Operating Profit exceeds $2,539,000; and/or
(iii) for the twelve month period ended April 30, 1999, the Company's Net Operating Profit exceeds $3,434,000 (each such fiscal period is referred to herein as a "Contract Period").

          (b) No later than 120 days after the end of Buyer's fiscal year, Buyer will pay to each Shareholder, pro rata based upon their ownership of Company Common Shares at the Effective Time, that portion of the Earn Out Consideration that is equal to the product of (X) the amount by which Net Operating Profit exceeds the relevant benchmark for such

Contract Period and (Y) 2.35, representing the ratio equal to the quotient of $4,000,000 and $1,697,000; PROVIDED, HOWEVER, that the maximum Earn Out Consideration to be paid for the Contract Period ended April 30, 1997 shall be $2,000,000, the maximum Earn Out Consideration to be paid for the Contract Period ended April 30, 1998 shall be $2,500,000 and the maximum Earn Out Consideration to be paid for the Contract Period ended April 30, 1999 shall be $4,000,000. In no event, however, will the holders of Company Common Shares ever receive cumulative Earn Out Consideration in excess of $4,000,000 for the period from May 1, 1996 through April 30, 1999. Earn Out Consideration shall be paid by check to each holder of Company Common Shares, pro rata based upon their ownership of Company Common Shares at the Effective Time, mailed to the last known address of such holder as reflected on the records of Buyer.

          (c) As used herein, "Net Operating Profit" shall mean the net earnings of the Company, before interest and all state and federal income and franchise taxes, computed in accordance with generally accepted accounting principles in a manner consistent with the accounting procedures used by the Company in the ordinary course of its conduct of the business, at the time of and during the periods reported on in the Annual Financial Statements (as defined below), except that the following provisions shall govern the computation of Net Operating Profit for the purposes of this Agreement:

               (i) The costs of the transactions contemplated by this Agreement, which include, without limitation, any costs, charge or expense for payments made pursuant to this Agreement, shall be excluded from the computation.

               (ii) Any taxes paid or payable by the Company and which arise or may become owing for the period from January 1, 1996 through the Closing Date shall be excluded from the computation.

               (iii) Any charge or expense for the amortization of goodwill arising out of the transactions contemplated by this Agreement shall be excluded from the computation and any charge or expense for increased depreciation resulting from any step-up in the value of any Company assets arising out of the Merger shall be excluded from the computation, but only to the extent of such increase.

               (iv) Allocated Buyer expenses, including but not limited to general and administrative expenses, shall be excluded from the computation unless agreed to in writing by the Attorney-in-Fact (as defined below), based upon the good faith negotiation of representatives of Buyer and the Attorney-in-Fact.

               (v) Budgeted Buyer expenses for the Company which are agreed to by Buyer and the Attorney-in-Fact and non-budgeted direct expenses which are traceable to a specific support or service specifically requested by the Company shall be included in the computation.

               (vi) If the Company's Net Operating Profit for any Contract Period is a loss, then such loss shall be carried forward to the subsequent Contract Period and shall reduce the Company's Net Operating Profit during such Contract Period and any future Contract Periods until such loss is consumed.

               (vii) All budgeted working capital and fixed asset requirements of the Company which are agreed to in writing by Buyer and the Attorney-in-Fact shall be funded by Buyer, but interest on such budgeted amounts will be excluded from the computation; PROVIDED, HOWEVER, interest on any working capital requirements of the Company in excess of budgeted amounts and any related expenses for working capital and fixed asset requirements related to such excess, shall be included in the computation.

               (viii) Revenues, costs and expenses associated with geographic expansion of the Company beyond its business plan and initiated at the request of Buyer will be included or excluded from the computation based upon the good faith negotiation of representatives of Buyer and the Attorney-in-Fact.

               (ix) One half of the cost of any wage increases resulting from union organizing activities or increased costs resulting from union work rules shall be included in the computation, but only if such costs and organizing activities extend to and are also incurred at Norstan Integration Services, Inc. To the extent such wage increases and costs are incurred solely at the Company, all such costs shall be included in the computation.

          (d) Buyer shall deliver to the Attorney-in-Fact not later than thirty (30) calendar days before each date on which the Earn Out Consideration is payable, a written calculation of the Earn Out Consideration for the prior Contract Period, along with an income statement and relevant work sheets for the period and the payment required. In the event that the Attorney-in-Fact does not object to the Earn Out Consideration calculation by written notice of objection delivered to Buyer within twenty (20) calendar days after his receipt of such calculation, income statement, and relevant work papers, setting forth objections thereto in reasonable detail, then the Earn Out Consideration as calculated by Buyer shall be deemed conclusive and binding. If the Attorney-in-Fact does so object, then Buyer and the Attorney-in-Fact shall promptly endeavor in good faith to agree upon all disputed matters. In the event that a written agreement resolving the dispute has not been reached within twenty (20) calendar days after one party's receipt of the other party's notice of objection, then the dispute with respect to the calculation of the Earn Out Consideration shall be resolved in accordance with Section 7.03 hereof.

          (e) The Shareholders shall also have the option (as evidenced by the irrevocable written election of the Attorney-in-Fact delivered to Buyer) to receive Earn Out

Consideration on the terms hereinafter set forth in the event that a Change in Control (as defined below) of Buyer occurs prior to April 30, 1999. In the event of any such Change in Control, and as a direct consequence of such Change in Control (clauses (i) and (ii) or (iii) immediately following being hereafter defined as a "Triggering Event"), a majority of those Shareholders executing employment and non-competition agreements pursuant to Section 8.01 hereof (i) are assigned duties or have responsibilities materially inconsistent with such individuals' titles, positions, duties, responsibilities and status, as in effect immediately prior to the Change in Control and as set forth in such individual's relevant employment agreement and (ii) are required to relocate to any place outside the Twin Cities metropolitan area (except for reasonably required travel on the business of Buyer to an extent substantially consistent with such individuals' business travel obligations at the time of the Change in Control); or (iii) if the assets of Buyer have been sold in connection with a Change in Control, any failure by Buyer to obtain the assumption of this Agreement by the purchaser; then, if such Change in Control shall occur, (X) at any time prior to April 30, 1997, the Shareholders shall be entitled to an amount of Earn Out Consideration equal to the net present value of the difference between (i) $4 million and (ii) the greater of (a) the amount of Earn Out Consideration that will be payable for the Contract Period ending April 30, 1997 pursuant to this Section 1.07 based upon the actual Net Operating Profit generated by the Company from and after the Effective Time, but prior to the effective date of the Triggering Event, and (b) $750,000; or (Y) at any time from and after April 30, 1997 through April 30, 1998, the Shareholders shall be entitled to an amount of Earn Out Consideration equal to the net present value of the difference between (i) $4,000,000 and (ii) the greater of (a) the sum of the amount of Earn Out Consideration paid for the Contract Period ending April 30, 1997 plus the amount of Earn Out Consideration that will be payable for the Contract Period ending April 30, 1998 pursuant to this Section 1.07 based upon the actual Net Operating Profit generated by the Company from and April 30, 1997, but prior to the effective date of the Triggering Event, and (b) $2,000,000; or (Z) at any time from and after April 30, 1998 through April 30, 1999, the Shareholders shall be entitled to an amount of Earn Out Consideration equal to the net present value of the difference between (i) $4,000,000 and (ii) the greater of (a) the sum of the amount of Earn Out Consideration paid for the Contract Periods ending April 30, 1997 and April 30, 1998 plus the amount of Earn Out Consideration that will be payable for the Contract Period ending April 30, 1999 pursuant to this Section 1.07 based upon the actual Net Operating Profit generated by the Company from and after April 30, 1998, but prior to the effective date of the Triggering Event, and
(b) $2,500,000; PROVIDED, HOWEVER, that the Shareholders shall not be entitled to any payments pursuant to this subsection (e) of Section 1.07 if the Company has incurred an aggregate net operating loss for the period from and after the Effective Time, but prior to the effective date of the Triggering Event.

     In determining the net present value of any such accelerated Earn Out Consideration payment, a discount rate equal to 18% per annum and an assumed maturity date of April 30, 1999 shall be used in the calculation.

     As used herein, a "Change in Control" of Buyer shall occur if any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the '34

Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the '34 Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding securities of Buyer; provided, however, that no Change in Control shall be deemed to occur if such person: (i) includes any individual, corporation or other entity (or any Affiliate thereof, as defined below) that is now the beneficial owner of at least five percent (5%) of such securities; or (ii) became a beneficial owner of such securities in a transaction after which the Company remains as the survivor and a majority of the members of Buyer's Board of Directors in office at the commencement of the transaction causing such Change in Control remain members of the Buyer's Board of Directors after the closing of the transaction. For purposes of this subsection, the term "Affiliate" shall mean any individual, corporation or other entity that controls, is controlled by or is under common control with (as applicable) any other individual, corporation or other entity referred to herein.

          (f) At any time on and after the Closing Date, Buyer shall have the option of terminating the payment of future Earn Out Consideration to the Shareholders by making a lump sum payment equal in amount to the net present value of the difference between $4,000,000 and any Earn Out Consideration previously paid by Buyer with respect to prior Contract Periods. In determining such net present value, Buyer shall use a discount rate of 8% per annum and an assumed maturity date of April 30, 1999; PROVIDED; HOWEVER, any amount of Earn Out Consideration against which Buyer has a then existing offset right pursuant to Article IX hereof shall reduce the total amount of Earn Out Consideration against which the discount rate shall be multiplied.

          (g) Notwithstanding any other provisions herein to the contrary, the Shareholders' rights to receive Earn Out Consideration hereunder shall not (i) represent an ownership interest in Buyer, (ii) be deemed to include any rights common to Buyer's shareholders generally, such as voting or dividend rights, (iii) shall not be represented by any form of certificate or instrument and (iv) be assignable or transferable except upon liquidation and dissolution of the Company or by operation of law or by will or the laws of descent and distribution.

     1.08 THE ESCROW ACCOUNT.

          (a) As partial security for the performance of the Shareholders' indemnification obligations set forth in Article IX hereof, Buyer's Common Shares (the "Escrow Shares") shall be placed in an escrow account pursuant to the terms of an escrow agreement to be entered into by and among Buyer, the Attorney-in-Fact, on behalf of the Shareholders, and an escrow agent (the "Escrow Agent") to be mutually acceptable to the Attorney-in-Fact and Buyer, in form and substance substantially as set forth in Exhibit B (the "Escrow Agreement").

          (b) The relative interests of each Shareholder in the Escrow Shares will be pro rata based upon their proportionate ownership of the Company as of the Effective Time, and certificates representing each Shareholder's pro rata Escrow Shares shall be issued in the name of each Shareholder upon consummation of the Closing and the execution and delivery by each Shareholder of a stock power endorsed in blank. Upon consummation of the Closing, each Shareholder shall become a shareholder of Buyer with respect to such Shareholder's pro rata Escrow Shares and shall have all of the rights of a shareholder with respect to all such Shares, including the right to vote such Escrow Shares and to receive all dividends and other distributions paid with respect thereto; PROVIDED, HOWEVER, that during the term of the escrow, no Shareholder may sell, transfer, pledge, hypothecate or otherwise encumber any Escrow Shares. The Attorney-in-Fact shall be entitled to delivery of certificates representing the Escrow Shares on the two-year anniversary of the Closing Date, subject to a pro rata holdback of Escrow Shares then equal in value to 130% of any then existing indemnification claims as measured by the closing sale price for Buyer's Common Shares on the two year anniversary of the Closing Date or the next succeeding trading day if such date is not a day on which Buyer's Common Shares trade.

     1.09 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, 3300 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, at 11:00 a.m. on May 31, 1996 (the "Closing Date"), or at such other place and on such other date as is mutually agreeable to Buyer and the Company . The Closing will be effective upon filing articles of merger with the Secretary of State of the State of Minnesota.

                                 ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer that, except as set forth in the Disclosure Schedule attached hereto as Exhibit C delivered to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this
Article II under captions referencing the Sections to which such exceptions apply):

     2.01 INCORPORATION AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Company's Articles of Incorporation and Bylaws which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business, prospects or results of operations.

     2.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENTS. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been and the other Agreements to be executed pursuant hereto will be at Closing duly executed and delivered by the Company and constitutes or at Closing will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms. Each Attorney-in-Fact will have at the Closing the absolute and unrestricted right, power and authority to carry out the terms of this Agreement and the transactions contemplated hereby on behalf of each Shareholder.

     2.03 NO BREACH. The execution, delivery and performance of this Agreement and each Related Agreement (as defined in Section 6.01(e)) to be executed by the Company in connection herewith and the consummation by the Company of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

     2.04 GOVERNMENTAL AUTHORITIES; CONSENTS. The Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     2.05 CAPITAL STOCK. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 3,287,157 Company Common Shares are issued and outstanding, all of which are owned beneficially and of record by the Shareholders, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind. All of the Company Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

     2.06 SUBSIDIARIES. The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity. All issued and outstanding shares of capital stock of any of the subsidiaries set forth in such Disclosure Schedule are owned by the Company, either directly or through one or more other subsidiaries, free and clear of all liens, charges, encumbrances, claims and options of any nature. All of the outstanding shares of capital stock of such subsidiaries have been duly and validly authorized and issued, and are fully paid and nonassessable. CES Services, Inc. had as of May 1, 1996 (the date of the transactions described in Section 6.01(m)) no assets or known or contingent liabilities other than those transferred in connection with the transactions described in Section 6.01(m)

     2.07 FINANCIAL STATEMENTS.  The Company has delivered to Buyer copies of
(a) the unaudited balance sheet, as of April 30, 1996, of the Company (the "Latest Balance Sheet") and the unaudited statements of earnings, shareholders' equity and cash flows of the Company for the four-month period ended April 30, 1996, (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (b) the audited balance sheets, as of December 31, 1995, December 31, 1994 and December 31, 1993, of the Company and the audited statements of earnings, shareholders' equity and cash flows of the Company for each of the years ended December 31, 1995, December 31, 1994 and December 31, 1993, (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are true and correct, are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations, shareholders' equity and cash flows for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles) consistent with the Annual Financial Statements and reflect all adjustments necessary to fairly present the financial position, results of operations and cash flows for the interim period(s) presented. Neither the Latest Balance Sheet nor the Company's audited balance sheet dated as of December 31, 1995 evidence total liabilities at their respective dates materially in excess of $5,953,000 and $5,210,000, respectively.

     2.08 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Latest Balance Sheet, the Company has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 2.08.

     2.09 NO MATERIAL ADVERSE CHANGES. Since December 31, 1995, there has not been, and the Company has no reason to believe that from the date hereof through the Closing Date, there will be any material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company.

     2.10 ABSENCE OF CERTAIN DEVELOPMENTS. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), the Company has not:

          (a) borrowed any amount or incurred or become subject to any liability, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets, except (i) liens for current property taxes not yet due and payable and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like.

          (c) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities paid in the ordinary course of business;

          (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or Shareholders) any tangible assets, or canceled any debts or claims, in each case, except in the ordinary course of business;

          (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or Shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (f) disclosed, to any person other than Buyer and authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this Section 2.10(f) and is in full force and effect on the date hereof;

          (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options;

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "Insider" (as defined in Section 2.22 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

          (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

          (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

          (m) made any single capital expenditure or commitment therefor in excess of $1,000,000;

          (n) made any loans or advances to, or guarantees for the benefit of, any persons;

          (o) made any charitable contributions or pledges in excess of $2,000 in the aggregate; or

          (p) made any change in accounting principles or practices or accounting reserves from those utilized in the preparation of the Annual Financial Statements.

     2.11 TITLE TO PROPERTIES.

          (a) The Company does not own any real property. The real property demised by the leases (the "Leases") described under the caption referencing this Section 2.11 in the Disclosure Schedule constitutes all of the real property used or occupied by the Company (the "Real Property"). The Real Property has access, sufficient for the conduct of the Company's business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company at those locations.

          (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. The Company has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer.
     The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of the Company, is any other party to any of the Leases in default.

          (c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) the properties subject to the Leases, and (iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen.

          (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.

          (e) The Company is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and the Company has not received any notice of, nor does it have any reason to believe (i) any such violation exists, or (ii) any condemnation proceeding exists with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a material adverse effect on the Company.

          (f) The Company has no knowledge of any improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

     2.12 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except as otherwise described in the Disclosure Schedule under the caption referencing this Section 2.12, and except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

     2.13 INVENTORY. The Company's inventory of raw materials, work in process and finished goods consists of items of a quality and quantity usable and, with respect to finished goods only, salable at the Company's normal profit levels, in each case, in the ordinary course of the Company's business. The Company's inventory of finished goods is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials and has on hand such quantities of work in process and finished goods as are reasonably required timely to fill current orders on hand which require delivery within 60 days and to maintain the shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with generally accepted accounting principles. The reserves for inventory returns and product obsolescence on the Latest Balance Sheet are consistent with the Company's prior practices and are fully adequate to cover all inventory returns and product obsolescence claims made or to be made against any products of the Company sold prior to the date thereof. The Disclosure Schedule, under the caption referencing this Section 2.13, contains a complete and accurate summary of the Company's inventory of raw materials, work in process and finished goods as of May 15, 1996.

     2.14 TAX MATTERS.

     Except as set forth under the caption referencing Section 2.14 hereof in the Disclosure Schedule:

          (a) Each of (i) the Company, (ii) its subsidiaries (if any), (iii) any affiliated, combined or unitary group of which the Company or any such subsidiary is or was a member for purposes of any Taxes (as defined below), and (iv) any Plans (as defined in Section 2.20 hereof) has timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of the Company or any of its subsidiaries prior to the Effective Time (collectively, the "Returns");

          (b)  as of the time of filing, the Returns:

               (i) correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein;

               (ii) constitute (and, as to any Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and

               (iii) accurately set forth all items (to the extent required to be included or reflected in the Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

          (c) the Company and each of its subsidiaries have timely paid all Taxes that have been shown as due and payable on the Returns that have been filed;

          (d) the Company and its subsidiaries have established a reserve (in accordance with generally accepted principles) on the Latest Balance Sheet for any Taxes that relate to past periods but are not yet due; and will establish such a reserve for all other Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

          (d) the charges, accruals and reserves for Taxes reflected on the Latest Balance Sheet are adequate to cover the Tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof;

          (e) neither the Company nor any of its subsidiaries is delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent;

          (f) no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries (or any member of any affiliated or combined group of which the Company or any subsidiary is or has been a member for which either the Company or any subsidiary could be liable for Taxes);

          (g) neither the Company nor any subsidiary has granted any extension of the limitation period applicable to any Tax claims and neither the Company nor any subsidiary has waived any such limitation period;

          (h) neither the Company nor any subsidiary is or has been a party to any tax sharing agreement with any corporation which, as of the Closing, is not a member of the affiliated group of which the Company is a member;

          (i) neither the Company nor any subsidiary has made any election under either Section 341(f) or Section 1362(a) of the Code;

          (j) the Company has not, for the five (5)-year period preceding the Closing, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

          (k) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

          (l) Federal and state income tax returns of the Company and its subsidiaries are closed through the year ended December 31, 1991;

          (m) intentionally omitted.

          (n) No tax liability will accrue to the Company or any subsidiary related to or arising out of the disposition of all of the capital stock of CES, Services, Inc., as the same is described in Section 6.01(k) hereof.

          (o) Neither the Company nor any subsidiary or affiliate is a party to any agreement, contract plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) under Section 280G of the Code.

          (p) No examinations of the returns of the Company, or any subsidiary is currently in progress or, to the best knowledge of the Company, threatened and no deficiencies have been asserted or assessed against either the Company or any of its subsidiaries as a result of any audit by the Internal Revenue Service or any other taxing authority and no such deficiency has been proposed or threatened.

          (q) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any subsidiary.

          (r) "Tax" (and with the corresponding meaning "Taxes" and "Taxable") shall include (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

     2.15 CONTRACTS AND COMMITMENTS.

          (a)  The Disclosure Schedule, under the caption referencing this
Section 2.15, lists each of the following agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the Company's business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described under the caption referencing Section 2.21 hereof (or excluded by such Section from inclusion thereunder) in the Disclosure Schedule; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described under the caption referencing Section 2.21 hereof in the Disclosure Schedule (or excluded by such Section from inclusion thereunder); (iv) stock purchase or stock option plans; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) material confidentiality agreements; (vii) contract, agreement or understanding relating to the voting of the Company's Common Shares or the election of directors of the Company; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise;
(x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal; (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $1,000,000 as of the Latest Balance Sheet Date; (xiii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $1,000,000 as of the Latest Balance Sheet Date; (xiv) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by the Company on 30 days' or less notice without penalty; (xv) contract which prohibits the Company from freely engaging in business anywhere in the world; (xvi) contract for the distribution of the Company's products (including any distributor, sales and original equipment manufacturer contract); (xvii) franchise agreement; (xviii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed under the caption referencing Section 2.16 hereof in the Disclosure Schedule; (xix) contract or commitment for capital expenditures;
(xx) agreement for the sale of any capital asset; (xxi) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or (xxii) other agreement which is either material to the Company's business or was not entered into in the ordinary course of business.

          (b) The Company has performed all material obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule under the caption referencing this
Section 2.15 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption and the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

          (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing this Section 2.15 in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

     2.16 INTELLECTUAL PROPERTY RIGHTS. The Disclosure Schedule describes under the caption referencing this Section 2.16 all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Company's business as now conducted or planned to be conducted. The Company owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. The Disclosure Schedule describes under the caption referencing this Section 2.16 all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. The Company has taken all necessary action to protect the intellectual property rights set forth under such caption. The Company has not received any notice of, nor are there any facts known to it which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights which are listed; no claim by any third party contesting the validity of any intellectual property rights listed in the Disclosure Schedule has been made, is currently outstanding or, to the best knowledge of the Company, is threatened; the Company has not received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties and the Company has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or with respect to the conduct of the Company's business as now conducted.

     2.17 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality.

     2.18 WARRANTIES. The Disclosure Schedule summarizes under the caption referencing this Section 2.18 all claims outstanding, pending or, to the best knowledge of the Company, threatened for breach of any warranty relating to any products sold by the Company prior to the date hereof. The description of the Company's product warranties set forth under the caption referencing this Section 2.18 is correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with the Company's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of the Company sold prior to the date thereof.

     2.19 EMPLOYEES. (a) No executive employee of the Company and, to the best knowledge of the Company, no group of the Company's employees has any plans to terminate his, her or its employment; (b) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (e) no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (f) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company set forth under the caption referencing Section 2.16 hereof in the Disclosure Schedule.

     2.20 EMPLOYEE BENEFIT PLANS.

          (a) Under the caption referencing Section 2.20 hereof in the Disclosure Schedule, the Company has listed all employee welfare benefit plans and all employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Company or any subsidiary (collectively, the "Plans"), and no trust funds are so maintained in connection with any employee welfare benefit plan. The Company has delivered or made available to Buyer a true, correct and complete copy of each of the Plans identified on such list. As to each of such Plans that is funded, the Company has delivered or made available to Buyer a true, correct and complete copy of the most recent annual financial report with respect to such plan, and any subsequent interim report. Each such financial report and interim report is an accurate description of the financial status of the subject employee benefit plan, and there have been no adverse changes in the financial status of any such Plans since the date of the most recent report provided with respect thereto.

          (b) Under the caption referencing Section 2.20 hereof in the Disclosure Schedule, the Company has also specifically identified each of the Plans that is represented to be a qualified plan under Section 401(a) of the Code. With respect to each of the Plans so identified, the following are true: (i) the plan, in form and operation, currently satisfies, and for all years subsequent to the establishment of, such plan has satisfied, the qualification requirements of Section 401(a) or 403(a) of the Code, as applicable; and (ii) except as identified on the Disclosure Schedule under the caption referencing Section 2.20 hereof, the Internal Revenue Service (the "IRS") has issued a favorable letter of determination with respect to the plan as amended to date, and all amendments required by the Code as a condition of retention of such qualified status as of the date hereof have been or will be adopted within time limits required to maintain such status. Each of such Plans is and has been operating in compliance with all amendments required by the Tax Reform Act of 1986 and subsequent legislation and regulations. The Company has delivered or will deliver a true, correct and complete copy of all letters of determination with respect to all such Plans as amended to date.

          (c) The Company and each subsidiary does not now maintain or contribute to, nor, except as set forth under the caption referencing Section
2.20 in the Disclosure Schedule, has the Company or any subsidiary at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA. Except as set forth under the caption referencing
Section 2.20 in the Disclosure Schedule, all contributions payable to any of the Plans for any plan year ending prior to the date hereof have been paid in full on a timely basis and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred.

          (d) The Company and each subsidiary has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Company or any subsidiary or Buyer of any excise tax under Sections 4971 through 4980B, inclusive, and Section 5000 of the Code or civil liability under Section 502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued on the Latest Balance Sheet.

          (e) The Company and each subsidiary has (i) filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required to be filed with any governmental agency, federal, state and local (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and SEC) with respect to each of the Plans; and the Company delivered or made available to Buyer all records with respect to the Plans as are required for their proper administration and proper continued reporting and disclosure; (ii) timely complied with all applicable participant disclosure requirements of ERISA; and (iii) has maintained in full force and effect any bond required under ERISA in connection with such Plans.

          (f) Except in connection with the Company's subsidiaries (if any), the Company and each subsidiary is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.

          (g) There are no "leased employees" (as defined in Section 414(n) of the Code) who performed services for the Company or any subsidiary, nor are there any persons who are anticipated to become leased employees with the passage of time.

          (h) The Company and its subsidiaries do not maintain any employee benefit plan providing benefits to former employees or directors, other than health coverage mandated by applicable law.

          (i) The Company and its subsidiaries have complied in all respect with the "COBRA" requirements of Section 4980B of the Code.

          (j) There are no actions, suits or claims pending or, to the best knowledge of the Company, threatened with respect to any of the Plans other than routine claims for benefits.

          (k) Neither the Company nor any of its directors, officers, employees or other "fiduciaries," as that term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans that would subject the Company, any of its subsidiaries, Buyer, Buyer's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any other applicable law.

     2.21 INSURANCE. The Disclosure Schedule, under the caption referencing this Section 2.21, lists and briefly describes (i) each insurance policy maintained by the Company with respect to the Company's properties, assets and operations (ii) sets forth the date of expiration of each such insurance policy and (iii) briefly summarizes all material claims currently outstanding under each such policy. All of such insurance policies are (i) in full force and effect (ii) provide adequate insurance coverage for the assets and operations of the Company for all risks normally insured against, in a manner consistent with the Company's past practices (iii) and are issued by insurers of recognized responsibility. The Company is not in default with respect to its obligations under any of such insurance policies. To the best knowledge of the Company, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to any of such policies.

     2.22 AFFILIATE TRANSACTIONS. Except as disclosed in the Disclosure Schedule under the caption referencing this Section 2.22, and other than pursuant to this Agreement, no officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 2.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

     2.23 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule, under the caption referencing this Section 2.23, lists the 10 largest customers and suppliers of the Company for the fiscal year ended December 31, 1995, and for the four-month period ended April 30, 1996, and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company attributable to such customer or supplier for each such period. Since the Balance Sheet Date, no customer or supplier listed on the Disclosure Schedule under the caption referencing this Section
2.23 has indicated that it will stop or decrease the rate of business done with the Company except for changes in the ordinary course of the Company's business.

     2.24 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Disclosure Schedule, under the caption referencing this Section 2.24, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

     2.25 COMPLIANCE WITH LAWS; PERMITS.

          (a) The Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state and local laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company or the Real Property and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Company has no knowledge of any such action, and has no reason to believe that any action related to any of the foregoing is currently pending or threatened, including any proposal to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real

Property. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Company's properties, assets and business.

          (b) The Company has, in full force and effect, all licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in Section 2.26(c) hereof) (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 2.25 in the Disclosure Schedule. The Company has conducted its business in compliance with all material terms and conditions of the Permits.

          (c) The Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

          (d) In particular, but without limiting the generality of the foregoing, the Company has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

     2.26 ENVIRONMENTAL MATTERS.

          (a) As used in this Section 2.26, the following terms shall have the following meanings:

               (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Law.

               (ii) "Environmental Laws" means all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

               (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b) The Company and the Real Property are in material compliance with all applicable Environmental Laws.

          (c) The Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and own or operate the Real Property (collectively, the "Environmental Permits"). A copy of each such Environmental Permit shall be provided by the Company to Buyer at least 14 days prior to the Closing. The Company has conducted its business in compliance with all terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

          (d) Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.26: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Company or the Real Property, (ii) the Company and the Real Property and any improvements thereon, contain no asbestos, urea formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws.

          (e) Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.26, the Company has not received notice alleging in any manner that the Company is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or from violation of Environmental Laws.

          (f) No expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of the Company or the Real Property in a manner consistent with the current operation thereof by the Company.

          (g) The Company and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (h) The Company has disclosed and delivered to Buyer all environmental reports and investigations which the Company has obtained or ordered with respect to the business of the Company and the Real Property.

          (i) No part of the business of the Company or the Real Property have been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

          (j) No lien has been attached or filed against the Company or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

     2.27 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Shareholders or the Company.

     2.28 DISCLOSURE. Neither this Agreement, any of the Exhibits hereto, any of the documents delivered by or on behalf of the Company pursuant to
Article VI hereof or as set forth in Buyer's Information Statement (to the extent such information pertains to the Company) with respect to the Buyer Common Shares to be issued hereunder, the Disclosure Schedule nor any of the financial statements referred to in Section 2.07 hereof, contain any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article II relating to the Company or the transactions contemplated by this Agreement or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer of which the Company is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including operating results, assets, customer relations, employee relations and business prospects, of the Company.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

     Buyer and Merger Subsidiary hereby represent and warrant to the Company that, with respect to itself:

     3.01 INCORPORATION AND CORPORATE POWER. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform their respective obligations hereunder.

     3.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement by each of Merger Subsidiary and Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Related Agreements (as defined below) to be executed by the Company or Merger Subsidiary at Closing will be, duly executed and delivered by each of Merger Subsidiary and Buyer and constitute the valid and binding obligation of each, enforceable in accordance with their respective terms.

     3.03 NO BREACH. The execution, delivery and performance of this Agreement by each of Merger Subsidiary and Buyer and the consummation by them of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of either, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the respective Articles of Incorporation or Bylaws of Merger Subsidiary or Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which either is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which either is subject, except with respect to consents or waivers otherwise obtained or to be obtained by Buyer or Merger Subsidiary prior to the Effective Time.

     3.04 GOVERNMENTAL AUTHORITIES; CONSENTS. Other than with respect to any Buyer or Merger Subsidiary securities law reporting obligation, neither Merger Subsidiary nor Buyer is required to submit any notice, report or other filing with any governmental authority in connection with their respective execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either Merger Subsidiary or Buyer in connection with their respective execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     3.05 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Merger Subsidiary other than the fees and expenses of Dain Bosworth Incorporated, which fees and expenses will be paid by Buyer.

     3.06 VALIDITY OF BUYER'S COMMON SHARES. The Buyer's Common Shares to be issued to the Shareholders pursuant to Section 1.03 have been duly authorized, and upon issuance, delivery and payment therefor will be validly issued, fully paid and nonassessable.

                                  ARTICLE IV

                           COVENANTS OF THE COMPANY

     4.01 CONDUCT OF THE BUSINESS. The Company covenants and agrees that, except as set forth in the Memorandum referenced in paragraph 2.05 of the Disclosure Schedule, and except with respect to those transactions reflected in that certain Capitalization and Bonus Summary delivered by the Company on the date hereof, from the date hereof until the Effective Time, unless otherwise consented to by Buyer in writing:

          (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of its business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

          (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding Company Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to Company Common Shares; (v) redeem, purchase or acquire or offer to acquire any Company Common Shares or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (ix) accelerate or defer beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.01(b);

          (c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

          (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

          (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f) The Company shall (i) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Company's business, prospects, or in the operation of the Company's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, prospects, operations or financial condition of the Company or to the Company's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if the Company shall discover that any representation or warranty made in this Agreement was when made, or has subsequently become, untrue in any respect;

          (g) The Company shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer;
(iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting the Company only upon prior consultation with and consent of Buyer; and (iv) not amend any Return; and

          (h) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 2.10.

     4.02 ACCESS. Between the date hereof and the Closing Date, Buyer and its authorized representatives (the "Buyer's Representatives") shall have full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of Coopers & Lybrand L.L.P., the Company's independent accountants, relating to work done by Coopers & Lybrand L.L.P. with respect to the Company for each of the fiscal years ended December 31, 1993, 1994 and 1995, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, as promptly as possible after the parties have made a public announcement of the transactions contemplated by this Agreement in accordance with paragraph
10.01 below, representatives of Buyer and the Company shall jointly meet with specified customers of the Company as determined by mutual agreement of the parties. The purpose of such meetings will be to enable Buyer to assess the likelihood that Buyer will retain the business conducted by the Company with these customers after the Closing at such sales levels and on such other terms and conditions as are satisfactory to Buyer.

     4.03 REGULATORY FILINGS. As promptly as practicable after the execution of this Agreement, the Company shall make or cause to be made all filings and submissions under any laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. The Company will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

     4.04 CONDITIONS. The Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section
6.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

     4.05 NO NEGOTIATIONS, ETC. The Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Company shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

                                  ARTICLE V

                              COVENANTS OF BUYER

     Buyer covenants and agrees with the Company as follows:

     5.01 REGULATORY FILINGS. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing the Company with a final copy thereof at least two full business days in advance of the proposed filing and will provide such reasonable assistance as the Company may request in connection with all of the foregoing.

     5.02 CONDITIONS. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

     5.03 RELEASE OF GUARANTEES. Buyer will use its reasonable best efforts to obtain releases of any personal guarantees given by any Shareholder in connection with the Company's current revolving line of credit or any real or personal property lease. Buyer shall not, however, be required to agree to change the terms or conditions of any such debt obligations. To the extent such guarantees cannot be released, Buyer shall indemnify and hold the relevant officers and Shareholders harmless with respect to such guarantees.

     5.04 DIRECTOR AND OFFICER INDEMNIFICATION. Buyer will cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company with respect to acts or omissions occurring prior to the Effective Time (other than with respect to claims brought by Buyer pursuant to Article IX hereof) to the extent and in the same manner as required by
Article VII of the Company's Articles of Incorporation and Article VI of the Company's Bylaws, as the same were in effect prior to the Effective Time.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

     6.01 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article II hereof shall be true and correct at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

          (c) The Company shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company;

          (d) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (e) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency,
(i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company and its subsidiaries, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto (collectively, the "Related Agreements"), or

(iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.01(e) hereof;

          (g) Buyer shall not have discovered any fact or circumstance existing as of the Closing Date which has not been disclosed to Buyer as of the date hereof regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the Company;

          (h) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Company;

          (i) Buyer shall have received from counsel for the Company a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer's counsel, in form and substance substantially as set forth in Exhibit D;

          (j) Buyer shall have received the individual agreement of each of Thomas M. Kieffer ("Kieffer"), James Bonneville ("Bonneville"), Theodore Stortz ("Stortz") and Mark Shirk ("Shirk") to indemnify and hold Buyer harmless from and against any and all losses or liabilities from and after the Effective Time through the expiration of any relevant statute of limitations and related to or arising out of any breach by the Company of its representation in Section 2.14, as the same shall be evidenced in an indemnification agreement, in form and substance substantially as set forth in Exhibit E, to be delivered at Closing by such Shareholders and to be executed by them in their individual capacity (the "Indemnification Agreement").

          (k) Buyer shall have received the individual agreement of Kieffer to indemnify and hold Buyer harmless from and against any and all losses or liabilities from and after the Effective Time through the expiration of any relevant statute of limitations and related to or arising out of the transactions described in paragraph (m) immediately below, as the same shall be evidenced in an indemnification agreement, in form and substance substantially as set forth in Exhibit F, to be delivered at Closing by Kieffer and to be executed by him in his individual capacity (the "Kieffer Indemnification Agreement").

          (l) On the Closing Date, the Company shall have delivered to Buyer all of the following:

               (i) A certificate of the President of the Company, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

               (ii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

               (iii) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

               (iv) resignations (effective as of the Closing Date) from such of the Company's officers and members of the Company's Board of Directors as Buyer shall have requested prior to the Closing Date;

               (v) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Minnesota, and Certificates of Good Standing from the Secretaries of State of the States of Minnesota and Iowa evidencing the good standing of the Company in each such jurisdiction;

               (vi) a copy of the Bylaws of the Company; along with certificates executed on behalf of the Company by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copies of such bylaws and that such bylaws were duly adopted and have not been amended or rescinded;

               (vii) an executed copy of each of the Related Agreements, including without limitation the Employment Agreements and Noncompetition Agreements (as defined in Section 8.01);

               (viii) a copy of the text of the resolutions adopted by the Board of Directors and Shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with certificates executed on behalf of the Company by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

               (ix) incumbency certificates executed on behalf of the Company by its corporate secretary certifying the signature and office of each officer executing this Agreement;

               (x) a certificate of the President of the Company along with a Capitalization and Bonus Summary reflecting the transactions identified in the Memorandum included within Exhibit C, dated the Closing Date, and attesting to the accuracy of such summary; and

               (xi) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

          (m) On or prior to the Closing, the Company shall have completed a spin-off of all of the assets and liabilities of its Connect Education Services Division (the "Division") into CES Services, Inc., a wholly owned subsidiary of the Company and shall have completed the sale of all of the capital stock of CES Services, Inc., to Kieffer;

          (n) Completion by Buyer of a full legal and business due diligence examination of the Company, the result of which shall be satisfactory to Buyer in its sole discretion;

          (o) Receipt of approval of the respective Boards of Directors of each of Merger Subsidiary and Buyer;

          (p) Receipt by Buyer of a clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Merger Consideration;

          (q) Since January 1, 1996 (and other than with respect to former employees of the Division) the total number of the Company's management, sales, and technical employees shall not have been reduced by more than five percent (5%) in the aggregate and from the date hereof through the Closing Date no more than fifteen of such employees shall have either (i) terminated their employment with the Company, (ii) refused to accept employment with Buyer, in the event such employment is offered to them, or (iii) otherwise expressed any indication of their intent not to remain in the employ of the Company following the Closing;

          (r) Completion, to Buyer's sole and absolute satisfaction, of the due diligence interviews with certain specified customers of the Company (as determined by mutual agreement of the parties), the purpose of which will be to enable Buyer to assess the likelihood that Buyer will retain the business conducted by the Company with these customers after the Closing at such sales levels and on such other terms and conditions as are satisfactory to Buyer;

          (s) Buyer shall have received a fairness opinion from Dain Bosworth Incorporated to the effect that the Merger Consideration to be paid by Buyer is fair from a financial point of view; and

          (t) No more than aggregate of 1.5% of Company Common Shares outstanding on the date of this Agreement shall represent Dissenting Shares.

     6.02 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article III hereof will be true and correct at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties;

          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

          (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency,
(i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or
(iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.02(d) hereof;

          (f) The Company shall have received from counsel for Buyer a written opinion, dated as of the Closing Date, addressed to the Company, and satisfactory to the Company's counsel, in form and substance substantially as set forth in Exhibit G; and

          (g) On the Closing Date, Buyer will have delivered to the Company all of the following:

               (i) a certificate of appropriate officer(s) of Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

               (ii)  an executed copy of each of the Related Agreements;

               (iii) a copy of each of (X) the text of the resolutions adopted by the board of directors of Buyer and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (Y) the bylaws of Buyer, along with certificates executed on behalf of Buyer by its corporate secretary certifying to the Company that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded; and

               (iv) incumbency certificates executed on behalf of Buyer and Merger Subsidiary by their respective corporate secretaries certifying the signature and office of each officer executing this Agreement or any of the Related Agreements.

                                  ARTICLE VII

                           TERMINATION AND REMEDIES

     7.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual consent of Buyer and the Company;

          (b) by either Buyer or the Company if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

          (c) by Buyer or the Company if the transactions contemplated hereby have not been consummated by June 30, 1996; provided that, neither party will be entitled to terminate this Agreement pursuant to this Section 7.01(c) if its willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

          (d) by Buyer if, after the date hereof, there shall have been a material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Buyer.

     7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 7.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or the Company or their respective shareholders, officers, or directors, except that Sections 10.01 and 10.02 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

     7.03 ARBITRATION. Any dispute among Merger Subsidiary, Buyer and the Company under this Agreement shall be resolved by arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Minneapolis, Minnesota) and the arbitration shall be conducted in that same location under the rules of said Association. Merger Subsidiary, Buyer and the Company shall each be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his determination, and shall furnish to each party a signed copy of such determination. Notwithstanding the foregoing, Buyer shall not be required to seek arbitration regarding any breach of the Noncompetition Agreements or Employment Agreements contemplated by Section 8.01 hereof.

     7.04 REMEDIES. It is understood that, in the event of any party's breach of its respective agreements as herein provided or any party's failure to perform the covenants set forth in this Agreement or any of the Related Agreements required to be performed by it, the measure of damages at law to the affected party will be difficult to ascertain and the remedy at law may be inadequate. Accordingly, it is specifically agreed that either Merger Subsidiary, Buyer or the Company, as the case may be, shall be entitled to the remedy of specific performance to enforce the terms and conditions of this Agreement.

     7.05 LITIGATION EXPENSE. In the event any party hereto is made or shall become a party to any litigation (including arbitration) commenced by or against the other involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party's obligations hereunder, then each party shall pay and be solely responsible for any and all costs incurred by it in connection with such litigation, including the costs, fees and expenses of any and all attorneys' fees.

                                 ARTICLE VIII

                            ADDITIONAL AGREEMENTS

     8.01 NON-COMPETITION AND EMPLOYMENT AGREEMENTS. On the Closing Date, each of Kieffer, Bonneville, Shirk, Stortz, Scott Swanson, Wayne Carlson, Thomas Suter, Tim Blanski, Brian Harter, Jim Rohde, Jon Luetgers, Joseph Golemo, Sherry Lee, Marvin Johnson and Glenn Cummins will execute and deliver to Buyer Employment and Non-competition Agreements substantially in the form attached hereto as Exhibit I (the "Employment Agreement").

     8.02 POWERS OF ATTORNEY. As of the Effective Time, each Shareholder shall, by virtue of the approval of this Agreement by the requisite vote of the Shareholders, be deemed, for themselves and their respective heirs, representatives and successors, to have constituted and appointed, Kieffer, Bonneville and Stortz, as their agent and attorney-in-fact (each an "Attorney-in-Fact"), to take all action required or permitted under the Escrow Agreement or herein with respect to the interests and rights of the Shareholders. In the event of the death, physical or mental incapacity or resignation of an Attorney-in-Fact, a replacement may be appointed as provided in the Escrow Agreement.

     Buyer may, for all purposes of this Agreement, assume and treat every notice or other action directed to or performed by the Attorney-in-Fact as if such notice or other action has been directed to or performed by each Shareholder.

     8.03 SECURITIES AND BLUE SKY LAWS. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Buyer's Common Shares hereunder.

     8.04 TAX MATTERS.   Buyer and the Company and each Shareholder (by
virtue of the approval of this Agreement by the requisite vote of the Shareholders) shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceedings with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                                  ARTICLE IX

                          SURVIVAL; INDEMNIFICATION

     9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article II and Article III hereof shall survive the Closing for a period of three (3) years following the Closing Date, except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties prior to the third anniversary of the Closing Date, and such claims may continue to be asserted by the aggrieved party or parties after that date, provided that claims based upon any alleged breach of a representation or warranty contained in Section 2.14 may be brought at any time on or prior to the expiration of any relevant statute of limitations governing the underlying claim.

     9.02 INDEMNIFICATION OF BUYER. As of the Effective Time, each Shareholder (other than a holder of Dissenting Shares), by virtue of the approval of this Agreement by the requisite vote of the Shareholders, agrees that the Escrow Shares to which such Shareholder becomes entitled upon consummation of the Merger (disregarding for this purpose any fractional shares) shall be placed in escrow, as partial security for the performance of the Shareholders' indemnification obligations hereunder, as provided for in the Escrow Agreement. The form of letter of transmittal to be signed by each Shareholder contemplated by Section 1.06 shall specifically authorize the Escrow Agent from time to time to transfer all or any portion of the certificates so deposited in satisfaction of such Shareholder's indemnification obligation hereunder. In connection therewith, Buyer, and each of Buyer's subsidiaries, and their respective officers, directors, employees, agents, affiliates and shareholders will be entitled to be indemnified and held harmless against (subject to the limitations set forth in Section 9.04 and 9.07 below) and in respect of: (i) any and all losses, damages or deficiencies (whether as a result of a direct claim by Buyer against the Company, a third party claim against Buyer or otherwise) resulting to Buyer from any and all breaches of representations, warranties, covenants or other terms of this Agreement by the Company made or contained in this Agreement or in any certification, list, document, exhibit or schedule delivered to Buyer under or in connection with this Agreement or the transactions contemplated herein; (ii) all losses (other than any ordinary course operating losses reflected in the Annual and the Latest Financial Statements), costs, damages, liabilities, obligations and reasonable expenses related to or arising out of operation of the Company prior to the Closing Date; and (iii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of sections (i) and (ii) of this Section 9.02, regardless of the merit thereof, including Buyer's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Buyer's enforcement of said rights of defense and indemnity).

     9.03 PROCEDURE FOR INDEMNIFICATION OF BUYER.

     (a) If any action, suit or proceeding shall be commenced against Buyer or any claim, demand or assessment be asserted against Buyer in respect of which Buyer proposes to demand indemnification, Buyer shall notify the Attorney-in-Fact to that effect with reasonable promptness. Shareholders shall thereafter, severally, but not jointly, reimburse Buyer for all of

Buyer's expenses, as and when they are incurred, subject to Sections 9.04 and
9.07 and Buyer shall have recourse to the Escrow Shares pursuant to the terms of the Escrow Agreement for reimbursement of all such amounts or, in the event the total value of Escrow Shares then remaining in the Escrow Account is less than the amount of Buyer's expenses, by offset against any Earn Out Consideration that may then be owing or shall thereafter become owing by Buyer to any Shareholder pursuant to Section 1.07 hereof; and

     (b) In the event of any claim by Buyer under the foregoing indemnification provisions (or any others provided herein), Buyer shall notify the Attorney-in-Fact as provided above and shall assert its right to reimbursement of such amount by release of Escrow Shares pursuant to the Escrow Agreement having an aggregate value, calculated on the basis of the fair market value of Buyer Common Shares (as evidenced by the closing sale price for such shares on the trading day immediately preceding the date of release of the Escrow Shares from Escrow) equal to the amount of Buyer's damages or, in the event the total value of Escrow Shares then remaining in the Escrow Account is less than the amount of Buyer's damages, by offset against any Earn Out Consideration that may then be owing or shall thereafter become owing by Buyer to any Shareholder pursuant to Section 1.07 hereof.

     9.04 LIMIT.

     (a) In the event the Shareholders become liable to Buyer under the provisions of this Article IX, and except as otherwise provided in an Indemnification Agreement or the Kieffer Indemnification Agreement, the aggregate liability of all Shareholders (X) from and after the Effective Time and through the second anniversary of the Closing Date shall not exceed the sum of (A) the total value, from time to time, of the Escrow Shares held by the Escrow Agent and (B) the amount of Earn Out Consideration to which the Shareholders may become entitled pursuant to Section 1.07 hereof and (Y) from and after the second anniversary of the Closing Date and through the third anniversary of the Closing Date, the aggregate liability of all Shareholders shall not exceed the amount of Earn Out Consideration to which the Shareholders may become entitled pursuant to Section 1.07 hereof (the "Indemnification Cap").

     (b) Notwithstanding the foregoing, (i) until the second anniversary of the Closing Date, Buyer's right to reimbursement under this Article IX must first be satisfied by recourse to the value of the Escrow Shares before it may offset its right to reimbursement hereunder against any Earn Out Consideration that may become owing pursuant to Section 1.07 hereof; (ii) Earn Out Consideration which is actually paid over by Buyer to the Shareholders shall not thereafter be available to satisfy Buyer's right to reimbursement hereunder; (iii) following the second anniversary of the Closing Date or upon the earlier exhaustion of the value of the Escrow Shares, (A) Buyer shall be entitled to offset any indemnifiable loss hereunder, on a dollar for dollar basis, against Earn Out Consideration which is earned by the Shareholders pursuant to Section 1.07 hereof, but with respect to which Buyer has not yet made payment or (B) to the extent no such Earn Out Consideration is owing, Buyer shall thereafter be entitled to reduce, on a dollar for dollar basis, the aggregate amount of Earn Out Consideration to which Shareholders may thereafter become entitled pursuant to Section 1.07 hereof, by the amount of the indemnifiable loss; and (iv) Escrow Shares which have been distributed to the Shareholders shall not thereafter be available to satisfy Buyer's right to reimbursement hereunder.

     9.05 INDEMNIFICATION OF THE COMPANY. Buyer hereby agrees to defend, indemnify and hold the Company harmless from, against and in respect of: (i) any and all losses, damages or deficiencies (whether as a result of a direct claim by the Company against Buyer, a third party claim against the Company or otherwise) resulting from any and all breaches of representations, warranties, covenants or other terms of this Agreement by Buyer made or contained in this Agreement or in any certification, list, document or exhibit delivered by Buyer under or in connection with this Agreement or the transactions contemplated herein; (ii) all costs, damages, liabilities, obligations and reasonable expenses related to or arising out of Buyer's operation of the Company on or after the Closing Date; and (iii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of sections (i) and (ii) of this
Section 9.05, regardless of the merit thereof, including the Company's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to the Company's enforcement of said rights of defense and indemnity).

     9.06 PROCEDURE FOR INDEMNIFICATION OF THE COMPANY. If any such action, suit or proceeding shall be commenced against the Company or any such claim, demand or assessment be asserted against the Company in respect of which the Company proposes to demand defense and indemnification, Buyer shall be notified to that effect with reasonable promptness and shall thereafter have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at its own expense, employment of counsel satisfactory to the Company and, in connection therewith, the Company shall cooperate fully to make available to Buyer all pertinent information under its control. If Buyer does not promptly notify the Company that Buyer will assume the entire control of such defense, Buyer shall thereafter reimburse the Company for all of its reasonable expenses (as described herein) for such defense, as and when they are incurred.

     9.07 INDEMNIFICATION THRESHOLD. Neither the Shareholders on the one hand, nor Buyer on the other hand, shall have any indemnification obligation under this Agreement unless and until the aggregate amount of all losses, damages, costs, expenses and deficiencies incurred by the aggrieved party reaches $100,000 (the "Threshold Amount"), at which time the offending party or parties shall be liable in full for all losses, damages, costs, expenses and deficiencies in excess of the Threshold Amount; PROVIDED, HOWEVER, that there shall be no Threshold Amount with respect to any losses, damages, costs, expenses or deficiencies arising out of claims based on (i) a violation of the representations contained in Section 2.14, (ii) claims based on or arising out of any of (W) the Steven Kraft workers' compensation claim set forth in paragraph 2.17 of the Disclosure Schedule; (X) the Scott Robertson wrongful termination claim set forth in paragraph 2.17 of the Disclosure Schedule; (Y) the Connect Computer Company 401(k) Profit Sharing Plan administered by Lincoln National and set forth in paragraph 2.20 of the Disclosure Schedule and (Z) the Connect Computer Company Deferred Compensation Plan and set forth in paragraph 2.20 of the Disclosure Schedule, and (iii) claims based on fraud or intentional misrepresentation.

                                  ARTICLE X

                                MISCELLANEOUS

     10.01 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of either the Company or Buyer, as the case may be, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

     10.02 EXPENSES. Except as otherwise expressly provided for herein, the Company and Buyer will pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). Notwithstanding the foregoing, Buyer agrees to pay or permit the Company to pay (in either case, in Buyer's sole discretion) the reasonable fees and expenses of the Company's legal counsel and accountants incurred in connection with the negotiation of this Agreement in an aggregate amount not to exceed $150,000.

     10.03 FURTHER ASSURANCES. The Company agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     10.04 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     10.05 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and the Company will, unless another address is specified in writing, be sent to the address indicated below:

NOTICES TO BUYER:                 WITH A COPY TO:
Norstan, Inc.                     Maslon Edelman Borman & Brand,
609 North Highway 169             a Professional Limited Liability Partnership
Plymouth, MN 55441                90 South Seventh Street
Attention: Paul Lidsky            Minneapolis, Minnesota 55402
Telecopy: (612) 513-4537          Attention: Neil I. Sell, Esq.
                                  Telecopy:  (612) 672-8397

NOTICES TO THE COMPANY:           WITH A COPY TO:
Connect Computer Company          Lommen Nelson Cole & Stageberg, P.A.
7101 Metro Boulevard              1800 IDS Center
Minneapolis, MN 55439             Minneapolis, MN 55402
Attention: Thomas Kieffer         Attention: Roger V. Stageberg, Esq.
Telecopy: (612) 946-0390          Telecopy:  (612) 339-8064

     10.06 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, except that Buyer may assign any and all rights it has under this Agreement or any Related Agreement to a wholly owned subsidiary of Buyer without the consent of any other party.

     10.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.08 COMPLETE AGREEMENT. This Agreement and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     10.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     10.10 GOVERNING LAW. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 NORSTAN, INC.


                                 By /s/ Richard Cohen
                                   ------------------------------------------
                                    Its
                                       --------------------------------------


                                 CCC ACQUISITION SUBSIDIARY, INC.


                                 By /s/ Richard Cohen
                                   ------------------------------------------
                                    Its
                                       --------------------------------------


                                 CONNECT COMPUTER COMPANY


                                 By /s/ Thomas M. Kieffer
                                   ------------------------------------------
                                    Its
                                       --------------------------------------